Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2021 RESULTS

Investment and Savings Products sales increased 52% with ending client asset values at $92 billion

Term Life net premiums grew 12%; adjusted direct premiums grew 13%

Net earnings per diluted share (EPS) of $2.82 remained unchanged; return on stockholders’ equity (ROE) of 21.8%

Diluted adjusted operating EPS of $2.98, up 7%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 24.1%

Declared dividend of $0.47 per share, payable on December 14, 2021

Duluth, GA, November 8, 2021 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2021.  Total revenues of $693.2 million increased 22% compared to the third quarter of 2020.  Net income attributable to Primerica of $112.4 million and earnings per diluted share of $2.82 remained largely unchanged compared to the same quarter last year.  ROE was 21.8% for the period.  Results include revenues of $22.9 million and a net loss attributable to Primerica of $4.6 million associated with the acquisition of 80% of e-TeleQuote Insurance, Inc. and subsidiaries, (collectively “e-TeleQuote”) on July 1, 2021. This net loss attributable to Primerica reduced earnings per diluted share by approximately $0.12 for the quarter.

Adjusted operating revenues were $692.5 million, increasing 22% compared to the third quarter of 2020.  Adjusted net operating income of $118.7 million and diluted adjusted operating earnings per share of $2.98 both increased 7% compared to the same quarter last year.  ROAE was 24.1% for the period.  Results reflect revenues of $22.9 million and an adjusted net operating loss of $4.6 million associated with the acquisition of e-TeleQuote.  This adjusted net operating loss reduced diluted adjusted operating EPS by approximately $0.12 for the quarter.  For a detailed explanation of the accounting implications of the e-TeleQuote acquisition see the paragraph titled “Business Combination Accounting” later in the release.  More information regarding non-GAAP measures, including a reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

Third quarter results reflected continued strong momentum in investment and savings product sales with client asset values remaining at record levels.  As anticipated, term life issued policies started to normalize toward pre-pandemic levels during the period.  Persistency continued to be very favorable, while claims remained elevated versus historic levels due to COVID-19. Senior Health approved policies and related commission revenues were seasonally low in the third quarter, while costs related to licensed agents were high in preparation for the annual Medicare election period that began October 15.

“Primerica continues to adapt to the changing business environment and consumer sentiment,” said Glenn Williams, Chief Executive Officer.  “Our Investment and Savings business is experiencing strong growth as we meet clients’ desire to save for their futures.  Client demand for life insurance protection is moving closer to pre-pandemic levels.  These complementary dynamics of our model are driving strong financial results and making Primerica an attractive business opportunity for entrepreneurs.  Our strategic acquisition of e-TeleQuote adds a new dynamic to our business which meets the needs of additional clients, improves the opportunity for our field force and creates upside for stockholders.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2021	Q3 2020	% Change
Life-Licensed Sales Force (1)	130,023	136,306	(5)%
Recruits	91,884	101,861	(10)%
New Life-Licensed Representatives	9,381	13,138	(29)%
Life Insurance Policies Issued	75,914	100,199	(24)%
Life Productivity (2)	0.19	0.25	*
ISP Product Sales ($ billions)	$2.79	$1.84	52%
Average Client Asset Values ($ billions)	$92.65	$71.51	30%
Senior Health Submitted Policies (3)	20,867	-	*
Senior Health Approved Policies (4)	18,276	-	*
Closed U.S. Mortgage Volume ($ million brokered)	$337.6	$160.0	111%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month
(3)	Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier
(4)	Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force

* Not calculated

Segment Results
	Q3 2021	Q3 2020	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$401,451	$357,799	12%
Investment and Savings Products	233,337	176,337	32%
Senior Health	22,936	-	*
Corporate and Other Distributed Products (1)	34,745	32,518	7%
Total adjusted operating revenues (1)	$692,469	$566,654	22%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$107,589	$105,315	2%
Investment and Savings Products	69,368	51,372	35%
Senior Health	(6,608)	-	*
Corporate and Other Distributed Products (1)	(13,529)	(12,011)	13%
Total adjusted operating income before income taxes (1)	$156,820	$144,676	8%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

* Not calculated

Life Insurance Licensed Sales Force

Recruiting activity remained strong versus historical trends with 91,884 individuals joining Primerica during the third quarter.  New life licenses continue to lag historical pull-through levels largely due to lingering COVID-related challenges, which the Company is addressing aggressively.

The Company ended the quarter with a total of 130,023 independent life-licensed representatives.  As anticipated, the number of COVID-related temporary licenses and licenses with extended renewal dates continued to decline.  On September 30, the number of independent life-licensed representatives included approximately 800 of these licenses, down from about 2,400 at the end of the second quarter.  The majority of these licenses are expected to terminate by year end.

Term Life Insurance

During the third quarter, the Company issued nearly 76,000 term life insurance policies with productivity at 0.19 policies per life-licensed representatives per month.  These metrics reflect a normalization toward pre-pandemic levels, whereas the prior year period reflected peak COVID-related sales.

Revenues of $401.5 million increased 12% year-over-year, driven by 13% growth in adjusted direct premiums. The compounding impact of 18 months of strong sales and policy persistency continues to drive adjusted direct premium growth, adding $12 million to pre-tax income during the quarter, up from $5 million in the prior year period.  COVID-related claims remained elevated at $14 million during the quarter, increasing $6 million compared to the third quarter of 2020.  The increase was driven by a higher number of deaths in the general population and younger individuals who are more heavily represented in the Company’s insured population being impacted. Persistency remained well above pre-pandemic levels, resulting in $11 million lower DAC amortization and $6 million higher benefit reserves in the period for a net increase of $5 million to pre-tax income.  The corresponding increase was $14 million in the prior year period when persistency was at an all-time high.  The combined impact of these items constrained pre-tax income growth to 2%.

Investment and Savings Products

Total investment product sales during the third quarter were $2.8 billion, a 52% increase year-over-year.  Investor confidence and a heightened focus on saving for the future fueled record sales.  The Company continues to see solid year-over-year growth across all products, including mutual funds, annuities and managed accounts.  Net client inflows of $1.0 billion during the quarter were approximately twice the level of the prior year period.  Client asset values ended the quarter at $91.8 billion, an increase of 26% year-over-year, reflecting strong market performance and nearly $4.0 billion of net client inflows over the last twelve months.

Revenues of $233.3 million during the quarter increased 32% compared to the same quarter in 2020, while pre-tax income of $69.4 million increased 35%.  Sales-based revenues increased 45%, slightly less than revenue generating sales due to a higher proportion of large trades which have a lower per-sale commission rate.  Asset-based revenues increased 31%, in line with the increase in average client asset values.  Sales and asset-based commission expenses were largely in line with revenues.

Senior Health

The third quarter is typically a period with lower approved policies as the Medicare Advantage Annual Election Period begins in October.  Challenges experienced in the labor market throughout the year created difficulties in recruiting and retaining senior health sales center employees during the quarter.   Policies submitted in the third quarter resulted in an estimated 18,276 approved policies for the period.  The Company launched its certification process for Primerica representatives and began generating leads for e-TeleQuote agents late in the quarter.

Third quarter revenues were $22.9 million and the adjusted operating loss before taxes attributable to Primerica, including purchase accounting adjustments, was $6.6 million.  These results reflect the seasonally low levels of approved policies during the period and elevated agent costs, including training and licensing, as e-TeleQuote prepared for the Annual Election Period.

Corporate and Other Distributed Products

During the third quarter, the segment recorded an adjusted operating loss before taxes of $13.5 million compared to $12.0 million loss in the same period last year.  Segment adjusted revenues increased $2.2 million, or 7% year-over-year.  The increase was due to $6.0 million growth in sales commissions, including $3.7 million higher commissions from mortgage sales. The increase was partially offset by $3.7 million lower allocated net investment income from lower portfolio yields and a higher allocation of net investment income to the Term Life segment to support the growing block of business.

Adjusted operating benefits and expenses increased $3.7 million, or 8% due largely to $2.6 million in mortgage commissions and support costs as well as $0.9 million of commissions related to other third-party products.

Taxes

The effective tax rate was 24.2% in the third quarter of 2021 compared to 23.5% in the third quarter of 2020.  The year-over-year increase in the effective tax rate was primarily due to a higher proportion of earnings coming from our Canadian operations, which incur income taxes at a higher statutory rate than the U.S.

Capital

As of September 30, 2021, invested assets and cash at the holding company was $192 million.  Using the new NAIC bond factors approach, which goes into effect for 2021 year-end reporting, Primerica Life Insurance Company's statutory risk-based capital (RBC) ratio was estimated to be about 420% as of September 30, 2021.  The Board of Directors has approved a dividend of $0.47 per share, payable on December 14, 2021, to stockholders of record on November 22, 2021.

Business Combination Accounting

The Company accounts for the acquisition of e-TeleQuote as a business combination in accordance with GAAP, which requires most identifiable assets and liabilities acquired in a business combination to be recorded at fair value at the acquisition date subject to certain exceptions such as renewal commissions receivable and deferred income taxes.  Accordingly, the Company recognized preliminary balances for the acquired values of assets and liabilities including customer relationship intangibles, renewal commissions receivable and noncontrolling interest as of July 1, 2021.  The excess of the fair value of purchase consideration over the acquired values of these identifiable assets and liabilities is recorded as goodwill.  Consolidated net income during the current period includes pre-tax amortization of acquired intangibles of $2.9 million and a pre-tax reduction to share-based compensation expense for equity awards exchanged in the business combination of $1.0 million.  The $1.0 million reduction to share-based compensation is excluded from adjusted operating results.  Refer to the next paragraph for more information regarding non-GAAP financial measures.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude the transaction-related expenses associated with the purchase of 80% of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), as well as adjustments to share-based compensation expense for shares exchanged in the business combination.  We exclude e-TeleQuote transaction-related expenses as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares prior to the dates that can ultimately be redeemed. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company.  Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the

Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, November 9, 2021 at 10:00 a.m. Eastern, to discuss the quarter’s results.  To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal,  state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policyholder retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election; the loss of a key carrier, or the modification of commission rates or underwriting practices  with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.5 million lives and had over 2.6 million client investment accounts at December 31, 2020. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2020. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2021	December 31, 2020
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,595,504	$2,464,611
Fixed-maturity security held-to-maturity, at amortized cost	1,376,090	1,346,350
Short-term investments available-for-sale, at fair value	40,037	-
Equity securities, at fair value	40,946	38,023
Trading securities, at fair value	26,251	16,300
Policy loans	28,079	30,199
Total investments	4,106,907	3,895,483
Cash and cash equivalents	325,578	547,569
Accrued investment income	19,499	17,618
Reinsurance recoverables	4,278,322	4,273,904
Deferred policy acquisition costs, net	2,877,921	2,629,644
Renewal commissions receivable	268,952	54,845
Agent balances, due premiums and other receivables	271,626	259,448
Goodwill	224,180	-
Intangible assets	204,550	45,275
Income taxes	74,556	73,290
Operating lease right-of-use assets	48,943	46,567
Other assets	442,495	402,122
Separate account assets	2,672,606	2,659,520
Total assets	$15,816,135	$14,905,285

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$7,057,599	$6,790,557
Unearned and advance premiums	19,208	17,136
Policy claims and other benefits payable	557,125	519,711
Other policyholders' funds	478,592	447,765
Notes payable - short term	389,702	-
Other debt obligations - long term	125,000	374,415
Surplus note	1,375,559	1,345,772
Income taxes	260,264	223,496
Operating lease liabilities	55,002	52,806
Other liabilities	613,641	566,068
Payable under securities lending	105,264	72,154
Separate account liabilities	2,672,606	2,659,520
Total liabilities	13,709,562	13,069,400

Temporary Stockholders' Equity
Redeemable noncontrolling interests in consolidated entities	7,631	-

Permanent Stockholders' equity
Equity attributable to Primerica, Inc.:
Common stock	395	393
Paid-in capital	17,454	-
Retained earnings	1,988,324	1,705,786
Accumulated other comprehensive income (loss), net of income tax	92,769	129,706
Total permanent stockholders' equity	2,098,942	1,835,885
Total liabilities and temporary and permanent stockholders' equity	$15,816,135	$14,905,285

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2021	2020
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$785,277	$736,606
Ceded premiums	(401,295)	(393,716)
Net premiums	383,982	342,890
Commissions and fees	269,796	185,302
Net investment income	20,000	22,953
Realized investment gains (losses)	1,410	642
Other, net	18,051	16,674
Total revenues	693,239	568,461

Benefits and expenses:
Benefits and claims	183,425	160,166
Amortization of deferred policy acquisition costs	62,214	47,491
Sales commissions	129,268	91,950
Insurance expenses	51,901	46,109
Insurance commissions	8,412	9,694
Contract acquisition costs	23,524	-
Interest expense	7,529	7,221
Other operating expenses	79,864	59,347
Total benefits and expenses	546,137	421,978
Income before income taxes	147,102	146,483
Income taxes	35,663	34,382
Net income (loss)	$111,439	$112,101
Net income (loss) attributable to noncontrolling interests	(1,017)	-
Net income (loss) attributable to Primerica, Inc.	$112,456	$112,101

Earnings per share attributable to common stockholders:
Basic earnings per share	$2.83	$2.82
Diluted earnings per share	$2.82	$2.81

Weighted-average shares used in computing earnings per share:
Basic	39,561	39,588
Diluted	39,679	39,710

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2021	2020	% Change
Total revenues	$693,239	$568,461	22%
Less: Realized investment gains (losses)	1,410	642
Less: 10% deposit asset MTM included in NII	(640)	1,165
Adjusted operating revenues	$692,469	$566,654	22%

Income before income taxes	$147,102	$146,483	0%
Less: Realized investment gains (losses)	1,410	642
Less: 10% deposit asset MTM included in NII	(640)	1,165
Less: e-TeleQuote transaction-related expenses	(10,027)	-
Less: Equity comp for awards exchanged during acquisition	1,004	-
Less: Noncontrolling interest	(1,465)	-
Adjusted operating income before income taxes	$156,820	$144,676	8%

Net income	$111,439	$112,101	(1)%
Less: Realized investment gains (losses)	1,410	642
Less: 10% deposit asset MTM included in NII	(640)	1,165
Less: e-TeleQuote transaction-related expenses	(10,027)	-
Less: Equity comp for awards exchanged during acquisition	1,004	-
Less: Noncontrolling interest	(1,465)	-
Less: Tax impact of preceding items	2,449	(424)
Adjusted net operating income	$118,708	$110,718	7%

Diluted earnings per share (1)	$2.82	$2.81	0%
Less: Net after-tax impact of operating adjustments	(0.16)	0.03
Diluted adjusted operating earnings per share (1)	$2.98	$2.78	7%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2021	2020	% Change
Direct premiums	$779,490	$730,273	7%
Less: Premiums ceded to IPO coinsurers	241,439	254,938
Adjusted direct premiums	538,051	475,335	13%

Ceded premiums	(399,835)	(392,004)
Less: Premiums ceded to IPO coinsurers	(241,439)	(254,938)
Other ceded premiums	(158,396)	(137,066)
Net premiums	$379,655	$338,269	12%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2021	2020	% Change
Loss before income taxes	$(8,490)	$-
Less: e-TeleQuote transaction-related costs	(417)	-
Less: Noncontrolling interest	(1,465)	-
Adjusted operating loss before taxes	$(6,608)	$-

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2021	2020	% Change
Total revenues	$35,515	$34,325	3%
Less: Realized investment gains (losses)	1,410	642
Less: 10% deposit asset MTM included in NII	(640)	1,165
Adjusted operating revenues	$34,745	$32,518	7%

Loss before income taxes	$(21,365)	$(10,204)	109%
Less: Realized investment gains (losses)	1,410	642
Less: 10% deposit asset MTM included in NII	(640)	1,165
Less: e-TeleQuote transaction-related expenses	(9,610)	-
Less: Equity comp for awards exchanged during acquisition	1,004	-
Adjusted operating loss before income taxes	$(13,529)	$(12,011)	13%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2021	December 31, 2020	% Change
Stockholders' equity	$2,098,942	$1,835,885	14%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	84,701	128,128
Adjusted stockholders' equity	$2,014,241	$1,707,757	18%